

Filed pursuant to Rule 433
Issuer Free Writing Prospectus
Dated January 2, 2026
Registration Number: 333-291852

EDISON ONCOLOGY

Illuminating Precision Oncology — From First Signal to Broad Impact, with Speed and Efficiency

January 2026

Free Writing Prospectus Statement

This presentation relates to the proposed initial public offering of common stock of Edison Oncology ("Edison"), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement filed with the United States Securities and Exchange Commission ("SEC") on December 31, 2025, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1753347/000149315225029667/forms-1a.htm.

The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or the underwriter will arrange to send you the prospectus if you request it from Konik Capital Partners LLC, a division of T.R. Winston & Company, 7 World Trade Center, 46th Floor, New York, NY 10007, by calling 646-993-2208 or by emailing capmarkets@konikcapitalpartners.com

Forward Looking statements

This presentation and accompanying oral commentary shall not constitute an offer to sell or a solicitation of an offer to buy securities or an invitation or inducement to engage in investment activity, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of such securities under the securities law of any such jurisdiction. Edison Oncology Holding Corp. (the "Company," "Edison," "we" or similar terms) has filed a registration statement (including a preliminary prospectus) on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") for the offering of securities to which this presentation and accompanying oral commentary relates, but such registration statement has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest in any securities of the Company, you should read the Registration Statement and any other documents the Company has filed (or will file) with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting the SEC's website at www.sec.gov. Alternatively, a copy of the preliminary prospectus relating to the offering may be obtained from: Konik Capital Partners LLC, a division of T.R. Winston & Company, 7 World Trade Center, 46th Floor, New York, NY 10007, by calling 646-993-2208 or by emailing capmarkets@konikcapitalpartners.com .

Certain information in this presentation are forward-looking and relate to future events or Edison's future financial or operating performance, business strategy, and potential market opportunity. Words or phrases such as "anticipate", "objective", "may", "will", "might", "should", "could", "can", "intend", "expect", "believe", "estimate", "predict", "potential", "plan", "is designed to" or similar expressions suggest future outcomes. Such forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Edison, are inherently uncertain and are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, level of activity, performance or achievements and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts and other forward-looking information will not occur, which may cause Edison's actual performance and financial results in future periods to differ materially from any estimates of future performance, illustrations of performance results or results expressed or implied by such forward-looking statements. The forward-looking statements contained in this presentation are expressly qualified by this cautionary statement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and other data about the Company's industry and estimated total addressable market. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we are responsible for all of the disclosure contained in the Registration Statement, including the prospectus contained therein, and we believe the third-party market position, market opportunity, and market size data included in the Registration Statement, including the prospectus contained therein, are reliable, we have not independently verified the accuracy or completeness of this third-party data. In addition, projections, assumptions, and estimates of the Company's future performance and the future performance of the markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk.

All third-party trademarks, including names, logos, and brands, referenced by the Company in this presentation are property of their respective owners. All references to third-party trademarks are for identification purposes only and shall be considered nominative fair use under trademark law.

Initial Public Offering

Issuer	Edison Oncology Holding Corp.
Listing	NYSE: EOHC
Expected Offering Size	$25,000,000
Securities Offered	2,777,777 Shares of Common Stock
Offering Price	$8.00 to $10.00 per share
Sole Book-Runner	Konik Capital Partners, LLC

Edison Oncology Opportunity

- **Mission**: Accelerating oncology breakthroughs with **efficient**, low-risk and cost-effective **drug development**
- **Differentiated Approach**:
  - Pursuing **Accelerated Approval**
  - Leverage **existing patient safety data**
  - **Biomarker-driven** patient selection
- **Diversified Pipeline**: multiple shots on goal
  - **$3 bn+ annual market opportunity**
- **Proven Leadership**: Experienced team with **successful IPOs, exits, and biotech ventures.**
- **Fiscally prudent: Capital efficient** development and commercialization model.
- **Funding:** Drives **near-term value catalysts** via **clinical** and business **milestones**

Executive Leadership

Highly experienced leadership team with multiple exits and IPOs



DENNIS BROWN, PhD
Executive Chairman of the Board

40+ year cancer researcher and successful entrepreneur. Led companies leading to successful NASDAQ listings and high-value M&A transactions.

- Founder, Matrix Pharmaceuticals (NASDAQ: MTRX, Acquired)
- Founder, Chemgenex (ASX: CSX; NASDAQ: CSXP, Acquired)
- co-founder, Kintara Therapeutics (NASDAQ: KTRA, Phase III)
- Founder, Mountain View Pharm (FDA-approved product)



JEFFREY BACHA, BSc, MBA
Chief Executive Officer & Director

25+ year healthcare and life science entrepreneur and executive. Built and led high-functioning drug development teams leading to successful public-company listings.

- co-Founder & CEO, Inimex Pharma (technology acquired, NASDAQ)
- Founding CFO, Xbiotech Inc. (NASDAQ: XBIT)
- co-Founder & CEO, Kintara Therapeutics (NASDAQ: KTRA, Phase III)
- Founder & Exec. Chairman, Rakovina Therapeutics (TSX-V: RKV)



ANTHONY SCOTT PRAILL, CPA

Chief Financial Officer: 25+ years of public and private accounting experience

- CFO DelMar Pharma / Kintara (NASDAQ: KTRA)
- CFO Strata Oil & Gas
- Dir. Finance, Inflazyme (TSX: IZP) Pharmaceuticals Ltd.
- CPA, PricewaterhouseCoopers



SARATH KANEKAL, PHD

Senior VP of Pharmacology & Toxicology: 25+ years in oncology research; multiple IND and NDA submissions including at companies acquired by Novartis, GSK and Teva Pharmaceuticals.



NEIL SANKAR, MD

Executive Medical Director: 20+ years clinical cancer research; multiple successful IND and NDA submissions. Prior Sr. Leadership positions at Genentech and Abbvie.



MARK DIAMOND

Sr, VP Commercial Affairs: 25+ years healthcare leadership experience with global pharma and several startups, extensive launch experience and building high performing commercial teams.



RICHARD DANIELS

COO: 15 years at Amgen including 5 years as Executive Director and Oncology Therapeutic Area Lead managing 20+ pipeline and marketed assets. Previously with Genicon Sciences (acquired by Life Technologies) and Agouron Pharmaceuticals (acquired by Pfizer). B.S. in microbiology from the University of California, San Diego.

Executing an Accelerated Approval Strategy

We aim to efficiently utilize our platform to bring new cancer treatments to market on a faster timeframe and with lower development costs.

- **In-license or acquire** drug candidates with established preclinical **biomarker-driven anti-tumor activity**
- Where possible, **build upon existing human** clinical safety and pharmacokinetic **data** [505(b)(2)]
- **Self-fund** clinical development for agents with **established human-safety and PK data**
- **Seek development partnerships to fund development programs** that require establishing a significant human clinical safety database *(e.g., new chemical entities, NCEs)*

[1]*USFDA 21CFR§314, subpart H*

EDISON ONCOLOGY

Our Product Candidates

Product	Status	Target	Prior human experience	Proposed FDA Approval Pathway	Annual Market Opp. (USD)
EO-3001 ARID1a Targeted Therapy	Phase 1-2a clinical trial to launch in Australia H12026	Ovarian Clear Cell Carcinoma (OCCC) and solid tumors harboring ARID1A deficient phenotype	>1000 patients*	Accelerated Approval §21CFR Part 314-Subpart H	**> $1B**
EO-4426 (*tezacitabine*) Dual POL-α/RNR inhibitor	Initiate new Phase 1-2a trial(s) in H22026	Solid tumors & hematologic malignancies	>400 patients*	Accelerated Approval §21CFR Part 314-Subpart H	**> $1B**
EO-1001 pan-ErbB inhibitor	Phase 1-2a multicenter clinical trial in Australia to complete enrollment Q12026	Advanced/metastatic ErbB-positive solid tumors, including brain metastases and primary brain tumors	NCE	Accelerated Approval §21CFR Part 314-Subpart H	**> $1B**
Orotecan® Oral irinotecan HCl	Ongoing phase 1-2a clinical trial in USA to complete enrollment H12026	Pediatric sarcomas & adult solid tumors	millions (i.v.) >200 patients (oral)[1]*	Accelerated Approval §21CFR Part 314-Subpart H)	**> $200m**

[1]*commercially available i.v. formulation of irinotecan given orally* **Third-party clinical trials*

Our Peers

"Small molecule" oncology companies with multiple clinical-stage programs

ORIC Pharmaceuticals

(NASDAQ: ORIC) Market Cap (USD MM)

Aug'23 $242 ➔ Jan'24 $547 ➔ Jun'24 **$595**

KURA ONCOLOGY

(NASDAQ: KURA) Market Cap (USD MM)

Aug'23 $895 ➔ Jan'24 $1,080 ➔ Jun'24 **$1,660**

PIPELINE 1. EO3001

Investigational targeted-therapy for tumors expressing ARID1A deficiency

Streamlined Development Pathway

- 505(b)2 strategy builds upon existing data from several prior third-party clinical trials involving >1000 patients
- Targeting data to support potential accelerated approval in 2028

Novel mechanism of action

- Recent research revealed EO3001 selectively targets ARID1A mutant cells
- Commercially available biomarker assays can be used for patient selection

Initial target: clear-cell ovarian cancer (OCCC), a significant unmet need

- ~60% of OCCC express ARID1A mutation
- Phase 2 bridging trial to be initiated in Australia in 2026; pivotal trial in 2027-28

>$1b market opportunity based on expansion to other cancers expressing ARID1A, including adult & pediatric cancers

- ~10% of solid tumors harbor ARID1A mutation[1]

Nuvectus Pharma (NASDAQ: NVCT) currently in **Phase 1b** (NCT05226507)

- ***$190M valuation*** *Dec. 2025*

Tissue-agnostic strategy comparable to **Loxo Oncology's larotrectinib**, acquired by Lilly **for $8 billion.**

- ***EO3001 ARID1A*** *program targets 10% of solid tumors, representing* ***a larger market opportunity vs. larotrectinib***

[1]*Fontana et al., Front Oncol 2023*

EDISON ONCOLOGY

EO3001 activity in ARID1A-mutant OCCC


RMG1-NTC
RMG1-NTC + EO3001
RMG1-ARID1A-Mut
RMG1-ARID1A-Mut + EO3001
Day 0
Day 3
Day 7
Day 14

AACR SPECIAL CONFERENCE IN CANCER RESEARCH: OVARIAN CANCER

October 5 - 7, 2023
Westin Seaport Boston
Boston, Massachusetts

ARID1A-mut OCCC grown in pre-clinical PuMA metastasis model show significantly higher sensitivity to EO3001 (60nM) vs. wt


Mean of Fluorescence Intensity
24
18
12
6
0
0
3
6
9
12
15
18
21
Elapsed Times (Days)
ARID1A-Mut - Ct
NTC - Ct
NTC - EO3001
ARID1A-Mut - EO3001*

D.Humtsman Laboratory, BC Cancer Agency

*Demonstrates statistically significant ($p<0.05$) tumor response vs. untreated wild-type control (NCT-Ct); treated wild-type (NCT-EO3001) or untreated ARID1A- mutant control (ARID1A-Mut-Ct)

EO3001
Status & Next Steps

Multiple near-term clinical catalysts

- **cGMP manufacturing API complete, drug product expected to be available H1'2026**
- **~20 patient "bridging study" in Australia (H1'2026)**
  - Regulatory documentation (CTN) in preparation
  - Recurrent solid tumors, patients grouped by ARID1A status
  - Support prior PK, metabolism, safety data
- **~100 patient pivotal trial (2027-28)**
  - ARID1A mutant ovarian clear cell cancer (single-arm, open label)
    - 10% of ovarian cancers in western populations; 35% in patients of east Asian decent

Broader market opportunity based on expansion to other cancers expressing ARID1A

- ~10% of solid tumors harbor ARID1A mutation
  - Potential market opportunity >USD1 billion annually
- Pediatric cancer cohorts may be included in parallel with adult indication to develop data in support of potential Rare Pediatric Disease Priority Review Voucher designation*

*Pediatric Rare Disease Priority Review Voucher program has currently sunset. Program continuation is subject to Congressional renewal

Pipeline 2. EO4426 *(tezacitabine)*

Investigational oral dual POL-α / RNR inhibitor with CNS penetration

Streamlined Development Pathway

- Accelerated approval pathway leveraging prior third-party Phase 1 & 2 safety and efficacy data (>400 patients)
- Demonstrated clinical activity across multiple solid and hematologic malignancies

Novel mechanism of action

- Brain-penetrant **dual POLα / RNR inhibitor**
- Maintains intracellular activation in CDA-expressing phenotypes, driving dNTP depletion, replication stress, and DNA damage
- Demonstrated CNS activity in preclinical models

Targeting RNR-Resistant Cancers (e.g., Gemcitabine / Hydroxyurea)

- **Designed to overcome cytidine deaminase (CDA)-mediated drug deactivation,** a key driver of resistance observed in patients treated with gemcitabine or hydroxyurea
- Enables **biomarker-guided patient selection** in CDA-high or RNR-resistant tumors

Large Commercial Opportunity

- $1 billion market potential, based on Gemzar® peak annual sales of $**1.7 billion (2010)**
- Estimated **300,000-400,000 patients per year** treated with approved RNR inhibitors in major markets (2024)

Programs targeting DNA-damage response pathways have commanded high value:

- **MOMA therapeutics** (MOMA-313 Polθ, Phase 1)
  $222 pre-money (Series B, 2022)
- Merck KGA licensed **pre-clinical PARP-1 inhibitor**
  ***$1.5B deal**, $169m cash upfront (Hengrui, 2023)*

EO4426 *(tezacitabine)*

Oral dual POL-α / RNR inhibitor with CNS penetration

Prior third-party studies

Clinical Trials (>400 patients, Phase 1-2 i.v.; Phase 1 p.o.)	
Clinical Activity Established (per RECIST criteria)	Esophageal, lung, colorectal, ovarian, kidney GI carcinomas • single agent and in combination with 5-FU
Safety Data	Generally well tolerated, DLT neutropenia, thrombocytopenia (reversible)

Preclinical Tumor Models	Regimen	Outcome
D45 Brain Tumor	100mg/kg ip 2x week	Median Survival: EO4426: 46.5d control: 20d
SK-N-C brain tumor	200mg/kg 2x week	90d Survival: EO4426: 90% carmustine: 26% untreated: 23%
MDA-MB-231 breast cancer	2-20 mg/kg/d x5d	90-100% cure (CR)
L1210 leukemia	0.3mg/kg ip d x9d	80% cure (CR)
Lewis lung carcinoma	15mg/kg ip d x2weeks	80% cure (CR)

Preclinical combination studies	Synergistic with S-phase specific drugs (e.g. ara-C; 5-FU; vinblastine)

EO4426 *(tezacitabine)*

Status & Next Steps

Multiple near-term clinical catalysts

- cGMP manufacturing (H1’2026)
- ~20 patient “bridging study” in Australia (H2’2026)
  - Support prior PK, metabolism, safety data of oral dosage form
  - Regulatory documentation (CTN) in preparation
- Concurrent non-clinical research (2025-26)
  - Gemcitabine resistance
  - Biomarker-driven solid tumor models
- Pivotal registration-directed trial (2027-28)
- Significant market opportunity as dual POLα-RNR inhibitor with CNS exposure
  - Novel dual mechanism: Inhibiting RNR depletes deoxynucleotide pools, enhancing replication stress, while POLα inhibition further disrupts lagging-strand synthesis
  - Potential opportunity in major cancers with unmet medical needs: Ovarian, pancreatic, TNBC, SCLC, GBM

Pipeline 3. EO1001

Investigational "next generation" pan-ErbB inhibitor, currently undergoing Phase 1-2a clinical trials in Australia

- First, second and third-generation ErbB inhibitors all multi-billion dollar "blockbuster" products
  - 3rd generation (Tagrisso®): >$5.4 billion annual sales (2023)
  - EO1001 potential advantages
    - Demonstrated brain penetration in preclinical models
    - Potential to treat a wider range of lung cancer patients than Targisso and also breast cancer
- Edison Oncology holds global commercial rights, except China, Hong Kong and Taiwan[1]
- Currently enrolling Phase 2a expansion cohort
- Phase 1 dose-escalation data presented at Society for NeuroOncology (SNO) annual meeting

EO-1001 Phase 1-2 Clinical Trial Sites



QUEENSLAND
Site Status
Icon Cancer Centre In discussion – Phase 2 Expansion
Queensland
NEW SOUTH WALES
Site Status
Ramsay Healthcare Clinical Trials Network In discussion – Phase 2 Expansion
Royal North Shore In discussion – Phase 2 Expansion
New South Wales
Western Australia
South Australia
WESTERN AUSTRALIA
Site Status
Sir Charles Gairdner Hospital In discussion – Phase 2 Expansion
Victoria
SOUTH AUSTRALIA
Site Status
Flinders Medical Centre In discussion – Phase 2 Expansion

VICTORIA

Site	Status
Monash Health	***Active - recruiting***
Cabrini	***Active - recruiting***
Alfred Health	***Active - recruiting***

[1] Commercial rights to EO1001 and our E01000 series for China, Hong Kong, and Taiwan are owned by Jangsu Kanion Pharmaceutical Co. LTD.

EDISON ONCOLOGY

Pipeline 3. EO1001

Investigational "next generation" pan-ErbB inhibitor, currently undergoing Phase 1-2a clinical trials in Australia

SNO 30 Society for NeuroOncology YEARS OF PROGRESS

world federation of neuro-oncology societies

Durable clinical activity observed:

- At doses ≥50 mg q.d., 10/14 evaluable patients achieved SD or PR, with three reported PRs
- Five patients demonstrate sustained benefit beyond six-months on treatment extension protocol.

Safety data:

- Predominantly Grade 1–2 GI and dermatologic AEs consistent with ErbB class
- Limited Grade ≥3 events at higher doses were reversible upon dose reduction

Differentiated CNS signal in EGFR ECD–mutant GBM:

- > 6-month disease stabilization observed in recurrent GBM patients with EGFR extra cellular domain (ECD) alterations (A289 variants, EGFRvIII), consistent with brain exposure

EO1001: Emerging opportunity in ECD-mutant cancers

Underserved, biomarker-defined market with no approved therapies

- EGFR extracellular-domain (ECD) mutations drive oncogenic signaling and resistance to approved EGFR inhibitors[1]

Meaningful prevalence across multiple solid tumors:

- EGFR ECD alterations occur across GBM, lung, head & neck, colorectal, gastric, and other ErbB-driven cancers[2]

[1]Binder ZA et al., *Cancer Cell* (2018)
[2]*Frontiers in Oncology* (2022)

EO1001

Status & Next Steps

Multiple near-term clinical catalysts

- Anticipate completion of enrollment in Phase 2a Expansion Cohort Q1’26
- Initiated non-clinical research to further investigate EO1001 in ECD-mutant cancers
- Data presentations at peer reviewed meetings in 2026
- Partnering opportunity for Phase 2b and pivotal clinical trials

Pipeline 4. Orotecan™

Novel (patented) investigational oral formulation of irinotecan, a widely used cancer drug

- Irinotecan, is an FDA-approved intravenous (i.v.) cancer drug
- 1.8 million doses prescribed annually in USA for the treatment of several cancers
- Edison Oncology is developing, Orotecan, an oral version of irinotecan , initially for pediatric use
- Potential significant market opportunity including adult-patient crossover

The Problem

- Irinotecan (i.v.) is used in combination with other agents, or alone, for the treatment of recurrent pediatric solid tumors including, but not limited to **Ewing sarcoma, neuroblastoma, rhabdomyosarcoma, hepatoblastoma and medulloblastoma**



60-min infusion, daily x 5-10 days, every 2-3 weeks

- *A regimen for oral administration of the commercial irinotecan (IRN-IVPO) was developed to address untenable i.v. dosing regimen with promising results;*
  - *however, **poor palatability has limited widespread adoption***



The Solution

Orotecan *(oral irinotecan hydrochloride, VAL-413) is a novel formulation developed to improve palatability of orally administered irinotecan with the goal of reducing the need for iv administration, reducing cost of treatment and improving patient convenience.*

EDISON ONCOLOGY

Orotecan® Phase 1-2a Clinical Trial
Interim Clinical Observations


AACR
American Association for Cancer Research
ANNUAL MEETING
2025 CHICAGO

Orotecan Clinical Trial Sites

Duke University Children's Hospital
UCSF Medical Center
Cincinnati Children's Hospital Medical Center
Atrium Health, Levine Children's Hospital
Sarah Cannon Research Institute
Children's National Hospital
University of North Carolina
Phoenix Children's Hospital
Emory University Children's Hospital
Washington University
St. Jude Children's Research Hospital, (pending)



Interim Observations from Orotecan Clinical Trial Reported at AACR:

- **Well tolerated:** Once-daily oral dosing (90 mg/m²) consistent with prior i.v. irinotecan experience
- **No treatment-related serious adverse events** observed to date
- **Convenient oral formulation:** Palatable and potentially suitable for extended at-home dosing — up to **13 cycles (approximately 9 months)** in some patients
- **PK data supports equivalence** between Orotecan and unformulated i.v. irinotecan administered orally


Irinotecan
SN-38
SN-38 Glucuronide
Concentration (ng/mL)
Time (h)
LLOQ
AUC (ng-hr/mL)
90 mg/m2
110 mg/m2
Dose Level
Irinotecan i.v. given orally (unformulated)
Orotecan

EDISON ONCOLOGY

Estimated Use of Proceeds

Estimated Cash Expenditures on R&D Activiites		
EO3001	Phase 1-2a clinical trial	2,750,000
	Supportive non-clinical research	250,000
		3,000,000
EO4426	Manufacturing	950,000
	Phase 1-2a clinical trial	2,750,000
	Supportive non-clinical research	250,000
		3,950,000
Orotecan	GMP Manufacturing	250,000
	Ongoing Phase 1-2a clinical trial	1,000,000
		1,250,000
EO1001	Working capital for partner-reimbursed costs	450,000
Other research and development activities		1,250,000
TOTAL R&D		**9,900,000**
Other cash expenditures		
Outstanding trade payables and accrued expenses		3,520,000
investor relations costs for 12 months post offering		1,000,000
Working capital and other general corporate purposes		7,995,000
Estimated Cash Use:		**22,415,000**

EDISON ONCOLOGY

Development & Clinical Milestones



Complete
Upcoming
Program
2021-2023
2024
2025
2026-7
EO3001
2027-8: data to support accelerated FDA approval
New patents filed
Pre-clinical collaboration
Clinical manufacturing
AACR Presentation
CTN filing Phase 1-2a bridging Study
Bridging study data
USIND pivotal trial OCCC
EO4426
2028: data to support accelerated FDA approval
New Patents Filed
EOHC-Valent Evaluation Agreement
SNO2025 presentation
Clinical Manufacturing
CTN filing Phase 1-2a bridging Study
EO1001
2028-9: partner data to support NDA filing
CTN filing
Enrolling Phase 1-2a Recurrent ErbB+ solid tumors
Phase 1-2a interim data Define MTD
Initiate Phase 2a Expansion
SNO2025 presentation
RP2D defined
USIND
Initiate phase 2b trials
Orotecan®
2027: data to support accelerated FDA approval
USIND allowed
Clinical manufacturing Complete
Enrolling Phase 1-2a recurrent childhood tumors
Interim clinical data
Phase 1-2a Data
Continued data collection under expanded access
Partnership to Support Pivotal trial

EDISON ONCOLOGY

Edison Oncology Opportunity

- **Mission**: Accelerating oncology breakthroughs with **efficient**, low-risk and cost-effective **drug development**
- **Differentiated Approach**:
  - Pursuing **Accelerated Approval**
  - Leverage **existing patient safety data**
  - **Biomarker-driven** patient selection
- **Diversified Pipeline**: multiple shots on goal
  - **$3 bn+ annual market opportunity**
- **Proven Leadership**: Experienced team with **successful IPOs, exits, and biotech ventures.**
- **Fiscally prudent: Capital efficient** development and commercialization model.
- **Funding:** Drives **near-term value catalysts** via **clinical** and business **milestones**